EXHIBIT 10n

        C. R. BARD, INC. 1988 DIRECTORS STOCK AWARD PLAN

     1. The purposes of the C. R. Bard, Inc. 1988 Directors Stock Award Plan (the "Plan") are (a) to attract and retain highly qualified individuals to serve as Directors of C.R. Bard, Inc. ("Bard"), (b) to relate non-employee Directors' compensation more closely to Bard's performance and its shareholders' interests, and
(c) to increase non-employee Directors' stock ownership in Bard.

     2. The Plan shall become effective when it is adopted by the Board (the "Effective Date"); provided, however, if within one year after the Plan is adopted by the Board the Plan is not approved by the vote of a majority of the holders of the outstanding shares of Common Stock of Bard present, or represented, and entitled to vote, at a meeting of stockholders where the total vote cast on whether to adopt the Plan represents a majority of the Common Stock of Bard entitled to vote on such matter (such approval is referred to herein as "Stockholder Approval"), then the Plan (and any entitlement of non-employee Directors to receive shares of Common Stock of Bard hereunder) shall terminate at the time of such meeting, or, if no meeting is held, after the passage of one year from the date the Plan was adopted by the Board.

     3. Participation in the Plan shall be restricted to those Directors who are not employees of Bard ("non-employee Director").

     4. On the first business day in October following the Effective Date, each non-employee Director shall be granted the right to receive, subject to Stockholder Approval, 200 shares of Common Stock of Bard, for each year or partial year remaining in his or her current term of directorship, which shares shall only be transferred by Bard to such Director subject to and in accordance with the terms of this Section 4. Any grant of shares of Common Stock of Bard to a non-employee Director pursuant to the immediately preceding sentence shall be transferred in installments (or an installment to the extent only one year remains under the term of office of a non-employee Director) of 200 shares as follows: (A) the transfer of shares of Common Stock of Bard covered by the first installment shall occur promptly following the date of Stockholder Approval, and (B) the transfer of shares of Common Stock of Bard covered by the second and third installments, if any, shall occur on the first business day in October during each year of such Director's term of office; provided, however, with respect to such second and third installments, such Director shall not be entitled to any such installment of shares and such shares shall not, under any circumstances, be transferred to such Director in the event that for any reason such Director is not a non-employee Director of Bard on the date on which an installment of shares of Common Stock of Bard would otherwise have been transferable hereunder.

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     5.   After the Effective Date upon the election of any
non-employee Director, he or she shall be granted the right to receive, subject to Section 8, 200 shares of Common Stock of Bard for each year or partial year remaining in his or her current term of directorship (other than a partial year resulting from the election of a Director subsequent to the October 1st immediately preceding the annual meeting at which the term of office of such Director will expire), which shares shall only be transferred by Bard to such Director subject to and in accordance with the terms of this Section 5. Any grant of shares of Common Stock of Bard to a non-employee Director pursuant to the terms of this Section 5 shall be transferred in equal installments of 200 shares each, which shares shall be transferred on, or promptly following, the first business day in October during each year of such Director's term of office; provided, however, such Director shall not be entitled to any such installment of shares and such shares shall not, under any circumstances, be transferred in the event that for any reason such Director is not a non-employee Director of Bard on the date on which an installment of shares of Common Stock of Bard would otherwise have been transferable hereunder.

     6. No shares of Common Stock transferred to a non-employee Director under the Plan may be sold, pledged, assigned, transferred or otherwise encumbered or disposed of until the expiration of two years from the date of the transfer of such shares to the non-employee Director (the "Transfer Restriction"); provided, however, such Transfer Restriction shall cease to apply upon the death or permanent disability (as that term is defined in the C.R. Bard, Inc. Long Term Disability Plan) of the non-employee Director.

     7. If the outstanding Common Stock of Bard shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization in which Bard is the surviving corporation, the number of shares distributable pursuant to Sections 4 and 5 shall be appropriately and equitably adjusted.

     8. All shares of Common Stock of Bard to be used for purposes of this Plan shall be authorized but unissued shares. Notwithstanding anything to the contrary contained herein, no shares of Common Stock of Bard shall be transferred by Bard pursuant to this Plan prior to the date of Stockholder Approval, and no non-employee Director shall be entitled to any rights as a stockholder with respect to any shares of Common Stock of Bard granted hereunder, including, without limitation voting rights and the right to receive dividends, until such shares have been transferred.

     9. Any certificate representing shares transferred pursuant to this Plan shall include the following legend:

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"The Shares represented by this certificate have not been
registered under the Securities Act of 1933 (the "Act") and, accordingly, may not be offered, sold or otherwise pledged, hypothecated or transferred unless (A) pursuant to an effective registration statement under the Act or (B) an applicable exemption from the registration requirements of the Act is available. In addition, the transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions contained in the C. R. Bard, Inc. 1988 Directors Stock Award Plan."

     10. This Plan shall be construed in accordance with the laws of the State of New Jersey and may be amended, suspended or terminated at any time or from time to time by action of the Board of Directors of Bard; provided, however, that no such amendment shall be made, which would, without approval of the stockholders:

     a. materially increase the number of shares that may be transferred under this Plan;

     b. materially modify the requirements as to eligibility for participation in this Plan; or

     c. otherwise materially increase the benefits accruing to the non-employee Directors.

     11. The Plan provisions governing the eligibility for participation and the amount and timing of awards, including the timing of the delivery of shares in installments, shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.




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